EXHIBIT 10.3
STOCK OPTION AWARD AGREEMENT
AGREEMENT made on August 15, 2005, by and between enherent Corp., a Delaware corporation (the “Company”), and Karl Brenza (the “Participant”).
WHEREAS, the Company has adopted the enherent Corp. 2005 Stock Incentive Plan (the Plan); and
WHEREAS, pursuant to the terms of the employment agreement between the Participant and Company dated August 15, 2005(the “Employment Agreement”), the Company desires to grant to the Participant options under the Plan to acquire an aggregate of 1,009,714 shares of common stock of the Company, par value $.0001 per share (“Common Stock”), on the terms set forth herein.
NOW, THEREFORE, the parties hereby agree as follows:
1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.
2. Grant of Options. The Participant is hereby granted an option (the “Option”) to purchase an aggregate of 1,009,714 shares of Common Stock, pursuant to the terms of this Agreement, the Employment Agreement and the provisions of the Plan. This Option is intended to constitute a Nonqualified Stock Option. Option and Options may be referred to interchangeable in this Agreement.
3. Option Price. The initial exercise price per share of Common Stock subject to this Option shall be $0.11, subject to equitable adjustment in accordance with the Plan; provided however, that any such adjustments shall be consistent with other adjustments being made with respect to the other option holders as a class.
4. Conditions to Exercisability. This Option shall vest and become exercisable with respect to one-eighth (1/8) of the shares of Common Stock subject hereto on the first day of each calendar quarter, starting with the fourth quarter of 2006 (i.e., October 1, 2006), so long as the Participant continues to be employed by the Company or any of its subsidiaries on such dates or vesting has accelerated as provided herein.
5. In the event of the Participant’s death or Permanent Disability, all shares of Common Stock subject to this Option that have not already vested or have previously been forfeited shall vest immediately. In the event of the Participant’s Partial Disability, all shares of Common Stock subject to this Option that have not already vested or have previously been forfeited shall vest upon the earlier of (i) ninety (90) days following such Partial Disability, or (ii) the regular vesting date pursuant to the schedule in Section 4 above. In the event the Participant’s employment terminates for any reason other than death, Permanent Disability or Partial Disability, all unvested shares of Common Stock subject to this Option shall be permanently forfeited on such termination date; provided, however, in the event the Participant’s employment with the Company is terminated by the Company for reasons other than Cause (as defined in the Employment Agreement), the vesting schedule set forth in Section 4 shall be accelerated by six months. Accordingly, any Options scheduled to vest in the six month period following Participant’s termination of employment by the Company for reasons other than Cause shall become vested on the Participant’s termination date, and any options scheduled to vest after the end of such six month period shall be forfeited on the Participant’s termination date. Any vested options, including those options that have vested as a result of acceleration, may be exercised by Participant anytime prior to the Expiration Periods provided in Section 6. Other than as provided for in this Section 5, the Options shall not be forfeited, cancelled or surrendered for any reason.
6. Period of Option. This Option shall expire and no longer be exercisable on the earliest to occur of:
(a) the tenth anniversary of the Date of Grant;
(b) the date of the Participant’s termination of employment with the Company or any of its subsidiaries for Cause;
(c) the third anniversary of the Participant’s termination of employment with the Company or any of its subsidiaries for any reason other than Cause;
7. Change in Control. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if, while this Award remains outstanding under the Plan, a Change in Control (as defined below) of the Company shall occur, then all shares of Common Stock granted under this Award Agreement that are outstanding at the time of such Change in Control shall become immediately exercisable in full, without regard to the years that have elapsed from the Date of Grant and, at the option of the Committee, this Award may be cancelled in exchange for a cash payment or a replacement award of equivalent value.
For purposes of this Section 7, a Change in Control shall be as defined in the Employment Agreement.
8. Exercise of Option. This Option may be exercised in whole or part, to the extent then exercisable, in the following manner: the Participant shall deliver to the Company written notice specifying the number of shares of Common Stock that the Participant elects to purchase. The Participant must include with such notice full payment of the exercise price for the Common Stock being purchased pursuant to such notice. The exercise price shall be paid in full at the time of exercise. The exercise price may be paid in cash or by check; by tendering shares of Common Stock previously acquired by the Participant; or in a combination of any of the foregoing, in an amount having a combined value equal to such exercise price. The value of any Common Stock tendered pursuant to the preceding sentence shall be the Fair Market Value of such Common Stock as of the last trading day prior to the date of exercise. The Committee, in its discretion, may require that any previously-owned shares of Common Stock tendered by the Participant in payment of the exercise price have been held by the Participant for at least six months prior to such tender.
Upon the delivery of shares of Common Stock acquired pursuant to the exercise of Options, the Company shall have the right to require the payment of the amount of any taxes that are required by law to be withheld with respect to such delivery.
The Participant shall not be deemed to be a holder of any shares of Common Stock pursuant to exercise of this Option until the date of the issuance of a stock certificate to him or her for such shares and until such shares are paid for in full, including any applicable withholding taxes.
If permitted by the Committee at the time of exercise, this Option may also be exercised pursuant to a cashless exercise program.

9. Representations. The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against them in accordance with its terms.
The Participant represents and warrants that the Participant is not a party to any agreement or instrument that would prevent the Participant from entering into or performing his or her duties in any way under this Agreement.
10. Entire Agreement. This Agreement, the Plan and Employment Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, the Participant does not rely and has not relied upon any representation or statement not set forth therein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.
11. Amendment or Modification, Waiver. Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Participant and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
12. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
To Participant at:
Karl Brenza
26 Cherry Street
Katonah, New York 10536
To the Company at:
enherent Corp.
192 Lexington Avenue
New York, New York 10016
Attn: Corporate Secretary
Any notice delivered personally or by courier under this Section 12 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.
13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
17. Construction. This Agreement is made under and subject to the provisions of the Plan and the Employment Agreement, and all of the provisions of the Plan and the Employment Agreement are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement and the Employment Agreement shall govern. By signing this Agreement, the Participant confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.
18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

enherent Corp.

By:	/s/ Pamela Fredette

Name: Pamela Fredette
Title: President and CEO

By:	/s/ Karl Brenza

Name: Karl Brenza